Microsoft Word 11.0.6359;Cancer Therapeutics, Inc.
                             210 West Hansell Street
                              Thomasville, GA 31792



                                  May 12, 2006


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Attn:  1933 Act Filing Desk

         Re:      Acceleration Request
                  Cancer Therapeutics Inc. - Registration Statement on Form SB-2 File No. 333-119915

Gentlemen:

     Cancer Therapeutics Inc., as a registrant of the above-captioned registration statement, hereby respectfully requests that the registration statement be permitted to become effective at 4:00 p.m., Eastern Daylight Time, on May 15, 2006, or as soon thereafter as is practicable. Please advise our corporate counsel, Kenneth I. Denos at (801) 816-2511, of any questions.

                                            Very truly yours,

                                            /s/Chene Gardner
                                            ----------------
                                            Chene Gardner
                                            Chief Financial Officer



Cc:       Mr. Jay Ingram (SEC)
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